UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

MAGENTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38541	81-0724163
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Technology Square Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 242-0170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	MGTA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2020, Magenta Therapeutics, Inc. (the “Company”) announced the appointment of Steve Mahoney as Chief Financial and Operating Officer of the Company, effective November 2, 2020 (the “Effective Date”). Mr. Mahoney will also serve as Treasurer and as the Company’s principal financial officer and principal accounting officer.

Mr. Mahoney, age 49, comes to the Company with more than 20 years of global biotechnology sector industry experience. Most recently, Mr. Mahoney served as President and Chief Operating Officer of Kiniksa Pharmaceuticals, Ltd. (“Kiniksa”), from August 2015 to November 2019 and as a senior advisor from November 2019 through December 2019. During his time at Kiniksa, the company raised capital in three private financing rounds, an initial public offering and a follow-on financing. Prior to his time at Kiniksa, Mr. Mahoney served as Chief Commercial Officer, among other executive titles of increasing responsibilities, at Synageva Biopharma Corp. Previous to that, he was Regional Director, Legal – Asia Pacific Region for Genzyme Corporation, following other roles for the organization. Mr. Mahoney holds an M.B.A. from the Boston College Carroll School of Management, a J.D. from Boston College Law School and a B.A. from Colorado College.

In connection with Mr. Mahoney’s appointment, the Company entered into an employment agreement, effective as of the Effective Date, with Mr. Mahoney, which sets forth certain terms of Mr. Mahoney’s employment and is in the same form as its standard form of employment agreement with the Company’s other executive officers. Mr. Mahoney’s employment agreement provides for the payment of an annual base salary for fiscal year 2020 of $420,000 (which amount will be prorated based on his start date) and annual incentive compensation with a target amount equal to 40% of his base salary, each of which are subject to review and redetermination by the Compensation Committee of the Board of Directors of the Company. Mr. Mahoney is also eligible to participate in the employee benefit plans available to the Company’s employees, subject to the terms of those plans.

In connection with Mr. Mahoney’s appointment, the Company also entered into an indemnification agreement with Mr. Mahoney in the same form as its standard form of indemnification agreement with the Company’s other executive officers.

There are no arrangements or understandings between Mr. Mahoney and any other persons pursuant to which he was appointed as the Company’s Chief Financial and Operating Officer. Additionally, there are no transactions involving the Company and Mr. Mahoney that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Prior to Mr. Mahoney’s appointment, Cindy Driscoll, the Company’s Vice President, Finance, had assumed the responsibilities of the principal financial officer and principal accounting officer of the Company on an interim basis. As a result of Mr. Mahoney’s appointment, Ms. Driscoll ceased to have these responsibilities as of November 5, 2020 following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Ms. Driscoll will continue to serve as Vice President, Finance of the Company.

In connection with Mr. Mahoney’s appointment as Chief Financial and Operating Officer, the Company issued a press release on November 9, 2020 titled “Magenta Therapeutics Appoints Steve Mahoney as Chief Financial and Operating Officer”, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated November 9, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGENTA THERAPEUTICS, INC.

Date:	November 9, 2020
By:	/s/ Jason Gardner
Title:	President and Chief Executive Officer

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